Exhibit 99.1

KINETIC CONCEPTS REPORTS SECOND QUARTER AND
FIRST HALF 2008 FINANCIAL RESULTS

San Antonio, Texas, July 24, 2008 – Kinetic Concepts, Inc. (NYSE: KCI) today reported second quarter 2008 total revenue of $462.1 million, an increase of 17% from the second quarter of 2007.  Total revenue for the first half of 2008 was $882.1 million, a 15% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue for the second quarter and first six months of 2008 by 4% compared to the corresponding periods of the prior year.

In May 2008, KCI completed the acquisition of LifeCell Corporation (“LifeCell”).  Net loss for the second quarter of 2008 on a GAAP basis, including purchase accounting adjustments and LifeCell transaction-related costs, was $2.7 million, compared to net earnings of $58.1 million for the same period one year ago.  Net loss per diluted share for the second quarter of 2008, including purchase accounting adjustments and transaction-related costs, was $0.04, compared to net earnings per diluted share of $0.81 for the same period in the prior year.

For the first half of 2008 on a GAAP basis, net earnings were $65.2 million compared to $111.6 million from last year.  Net earnings per diluted share for the first six months of 2008 were $0.90 compared to $1.57 from the same period one year ago.

In connection with the acquisition of LifeCell, KCI incurred incremental transaction-related expenses in the second quarter of approximately $71.1 million, related primarily to preliminary purchase accounting adjustments, which included the write-off of $61.6 million of in-process research and development, acquired intangible asset amortization of approximately $4.7 million and higher cost of sales of $3.2 million associated with the step-up of LifeCell inventory to fair value.  In addition, KCI incurred incremental net interest expense during the second quarter of approximately $13.5 million associated with the financing of the transaction.  The Company also recorded LifeCell revenue from the date of acquisition of $27.6 million in its consolidated second quarter results. For the full second quarter, LifeCell had total revenue of $58.3 million, an increase of $10.7 million, or 22% from the prior year.

Excluding the impact of the LifeCell acquisition and related transaction expenses on the Company’s financial results, KCI’s second quarter net earnings were $70.5 million, or $0.98 per diluted share, representing increases of approximately 21% compared to the year-ago period.  Total revenue, excluding the impact of the LifeCell acquisition was $434.5 million, an increase of approximately 10% over the prior-year period.  We have provided a detailed reconciliation of the Company’s net earnings excluding the impact of the LifeCell acquisition, which is a non-GAAP financial measure, to GAAP-basis net earnings in the schedules to this press release.  The Company believes this non-GAAP financial measure is useful to investors in comparing the operating results for the second quarter and first six months of 2008 to the comparable periods in 2007.  When analyzing the Company’s operating performance, investors should not consider this non-GAAP financial measure as a substitute for net earnings prepared in accordance with GAAP.

“We delivered solid second quarter financial performance, expanded our business portfolio through our acquisition of LifeCell and continued to improve operating efficiencies,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “I also am pleased with LifeCell’s second quarter results and the progress we’ve made on the integration.  We are well-positioned for the future.”

Revenue Recap – Second Quarter and First Half of 2008

Worldwide V.A.C. revenue was $353.2 million for the second quarter of 2008 and $686.2 million for the first half of 2008, representing increases of 11% and 13%, respectively, from the prior-year periods due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related supplies.  The growth in V.A.C. revenue stemmed from increased market penetration resulting in higher unit volume.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 3% and 4%, respectively, compared to the second quarter and first six months of the prior year.

Worldwide therapeutic support systems revenue was $81.3 million for the second quarter of 2008 and $168.3 million for the first six months of 2008, representing increases of 2% and 5%, respectively, from the corresponding periods of the prior year.  Foreign currency exchange movements favorably impacted worldwide therapeutic support systems revenue by 6% and 5%, respectively, for the second quarter and first six months of 2008 compared to the same periods one year ago.

LifeCell tissue regeneration revenue for the full quarter ended June 30, 2008 was $58.3 million, representing an increase of 22% over the same period one year ago.  KCI recorded $27.6 million of tissue regeneration revenue in its consolidated second quarter results.  Product revenue from LifeCell’s flagship reconstructive surgical products, AlloDerm® Regenerative Tissue Matrix and Strattice® Reconstructive Tissue Matrix, for the full quarter increased 28% to $53.0 million, compared to $41.4 million in the second quarter of 2007.  Revenue from Strattice, which was launched in the first quarter of 2008, represented approximately 10% of total LifeCell revenue for the full three-month period.

North American revenue was $342.7 million for the second quarter and $652.1 million for the first six months of 2008, representing increases of 13% and 11%, respectively, from the prior year due to the LifeCell acquisition and increased rental and sales volumes for V.A.C. wound healing devices and related disposables, partially offset by a contraction in our therapeutic support systems business.  North American V.A.C. revenue of $261.7 million for the second quarter and $511.9 million for the first half of 2008 increased 6% and 8%, respectively, compared to the same periods of the prior year due primarily to higher unit volume.  North American revenue from therapeutic support systems was $53.4 million for the second quarter of 2008, a decrease of 5% from the prior-year period, due primarily to our focus on profitable growth and lower wound care surfaces sales.  North American therapeutic support systems revenue for the first six months of 2008 was comparable to the prior year at $112.6 million.  Higher rental revenue in the period from critical care products was offset by lower sales revenue from wound care surfaces in the first half of the year.  LifeCell contributed $27.6 million to the North American revenue totals for both the second quarter and first half of 2008.

EMEA/APAC revenue of $119.4 million for the second quarter and $230.0 million for the first half of 2008 increased 28% and 29%, respectively, compared to the prior year due to higher V.A.C. revenue and favorable currency exchange rate variances.  EMEA/APAC V.A.C. revenue of $91.5 million for the second quarter and $174.3 million for the first half of 2008 increased 31% and 32%, respectively, compared to the same periods of the prior year due primarily to higher rental and sales volume and favorable foreign currency exchange rate variances.  Foreign currency exchange movements accounted for approximately 14% of the EMEA/APAC V.A.C. revenue increase for both the second quarter and first six months of 2008.

EMEA/APAC therapeutic support systems revenue was $27.9 million for the second quarter of 2008 and $55.7 million for the first half of 2008 which represented increases of 19% from the prior-year periods.  Foreign currency exchange movements accounted for the majority of the year-to-year revenue increase.

Profit Margins

Gross profit for the second quarter and first six months of 2008 was $226.9 million and $435.9 million, respectively, representing increases of 19% and 21% from the same periods of the prior year.  Gross profit margins improved approximately 120 basis points in the second quarter of 2008, compared to the year-ago period, due partially to the acquisition of LifeCell.  Gross profit margins on LifeCell’s tissue regeneration products were 70.1% for the quarter, excluding purchase accounting adjustments related to inventory.  Excluding the impact of the LifeCell acquisition, gross margins for the quarter improved approximately 60 basis points year-over-year due primarily to lower selling and field service expenses as a percentage of revenue.

Operating earnings for the second quarter and first six months of 2008 were $43.2 million and $142.2 million, respectively, compared to $90.1 million and $173.3 million for the same periods one year ago.  Excluding the impact of the LifeCell acquisition and related transaction expenses on the Company’s financial results, operating earnings for the second quarter and first six months of 2008 were $106.2 million and $205.1 million, respectively, representing increases of 18% from the corresponding periods of one year ago.  The operating earnings improvement for the second quarter, excluding the impact of the LifeCell acquisition and related transaction expenses, was due primarily to general and administrative expense operating efficiencies and lower management transition costs.

Balance Sheet

At June 30, 2008, total outstanding long-term debt was $1.69 billion, comprised of a senior secured term loan of $1.0 billion, due 2013 and $690.0 million of 3.25% convertible senior notes due 2015.  Proceeds from these credit facilities were used to repay $68.0 million of outstanding debt under the previous credit facility, purchase all of the outstanding shares of LifeCell and pay related fees and expenses associated with the transaction.

Income Tax Rate

The effective income tax rate for the second quarter and first six months of 2008 was 109.4% and 50.3%, respectively, resulting from the impact of non-deductible costs associated with the LifeCell acquisition and related transaction costs.  Excluding the impact of the LifeCell acquisition and related transaction expenses on the Company’s financial results, the effective income tax rate for the second quarter and first six months of 2008 was 33.1% and 33.3%, respectively, which are slightly lower than the same periods in 2007.

Outlook

The following guidance is based on current information and expectations as of July 24, 2008 and includes LifeCell operations from the initial acquisition date of May 20, 2008 (in millions, except per share data):

% Change from 2007
	2H 2008	FY 2008	2H 2008	FY 2008

Total Revenue	$1,035 – $1,065	$1,917 – $1,947	23% – 26%	19% – 21%

Diluted EPS – GAAP Basis	$1.57 – $1.67	$2.47 – $2.57	(10)% – (4)%	(25)% – (22)%

Weighted Average Shares Outstanding	72.0 – 72.5	72.0 – 72.5

KCI 2008 Analyst Day Event

KCI plans to host an Analyst Day event on Thursday, October 30, 2008 at the Grand Hyatt in San Antonio.  The event will include presentations by key opinion leaders in the field of advanced wound care, as well as presentations by KCI leaders.  To learn more about the event, go to KCI’s Investor Relations web site at http://www.kci1.com/investor/index.asp and click on the Analyst Day link.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Thursday, July 24, 2008.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	888-313-5249
International Dial-in Number:	+706-679-5386

This call is also being webcast and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Webcast – Q2 2008 Kinetic Concepts, Inc. Earnings Conference Call.    An archive of the web cast will be available until July 23, 2009 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.

Non-GAAP Financial Information

Within this release, we have included income statement items on a non-GAAP basis to exclude the impact of LifeCell’s operations since we obtained majority ownership of LifeCell on May 20, 2008 and have also excluded other purchase accounting and transaction-related costs.  These non-GAAP financial measures do not replace the presentation of our GAAP financial results.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results on a basis that better facilitates comparisons between the periods presented.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends. In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP income statement for the periods presented to the non-GAAP financial information provided is included herein.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing – and the lives – of patients around the world.

KCI’s three primary businesses include:

Advanced Wound Care – Includes KCI’s proprietary Vacuum Assisted Closure®, or V.A.C.® Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.

Tissue Regeneration – Represented by KCI’s LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.

Therapeutic Support Systems – Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The Company employs approximately 7,000 people and we market our products throughout the United States and in 18 primary countries internationally.  For more information about KCI, and how its products are changing the practice of medicine, visit www.kci1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, the seasonal slowing of V.A.C. unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies and our ability to protect our intellectual property rights. All information set forth in this release and its attachments is as of July 24, 2008.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended  June  30, 2008, which will be filed with the SEC in early August 2008.

FOR MORE INFORMATION CONTACT:

Investor Relations:
Rich Cockrell, 210-255-6331
rich.cockrell@kci1.com

Media Relations:
Kristie Madara, 210-255-6232
kristie.madara@kci1.com

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,			Six months ended June 30,
			%			%
	2008	2007	Change	2008	2007	Change
Revenue:
Rental	$303,349	$283,345	7.1%	$601,188	$549,029	9.5%
Sales	158,775	113,307	40.1	280,952	216,439	29.8

Total revenue	462,124	396,652	16.5	882,140	765,468	15.2

Rental expenses	185,319	171,365	8.1	360,593	335,305	7.5
Cost of sales	49,922	35,156	42.0	85,678	68,847	24.4

Gross profit	226,883	190,131	19.3	435,869	361,316	20.6

Selling, general and administrative expenses	100,731	88,621	13.7	196,078	166,834	17.5
Research and development expenses	16,680	11,397	46.4	31,395	21,204	48.1
Acquired intangible asset amortization	4,654	-	-	4,654	-	-
In-process research and development	61,571	-	-	61,571	-	-

Operating earnings	43,247	90,113	(52.0)	142,171	173,278	(18.0)

Interest income and other	2,157	1,516	42.3	4,162	2,880	44.5
Interest expense	(14,574)	(4,131)	252.8	(15,702)	(8,222)	91.0
Foreign currency gain (loss)	(1,874)	(187)	902.1	513	(452)	-

Earnings before income taxes	28,956	87,311	(66.8)	131,144	167,484	(21.7)

Income taxes	31,667	29,239	8.3	65,900	55,856	18.0

Net earnings (loss)	$(2,711)	$58,072	-%	$65,244	$111,628	(41.6)%

Net earnings (loss) per share:
Basic	$(0.04)	$0.82	-	$0.91	$1.58	(42.4)%

Diluted	$(0.04)	$0.81	-	$0.90	$1.57	(42.7)%

Weighted average shares outstanding:
Basic	71,771	70,802		71,718	70,576

Diluted	71,771	71,427		72,141	71,257

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (1)
For the Three Months ended June 30,
(in thousands, except per share data)
(unaudited)

	2008
					Excluding
					LifeCell
			Purchase		Operations,
			Accounting		Purchase
			and		Accounting and
		LifeCell	Transaction		Transaction Costs	2007	%
	GAAP	Operations	Costs		(non-GAAP)	GAAP	Change (2)
Revenue:
Rental	$303,349	$-	$-		$303,349	$283,345	7.1%
Sales	158,775	27,603	-		131,172	113,307	15.8

Total revenue	462,124	27,603	-		434,521	396,652	9.5

Rental expenses	185,319	-	-		185,319	171,365	8.1
Cost of sales	49,922	8,254	3,163		38,505	35,156	9.5

Gross profit	226,883	19,349	(3,163)		210,697	190,131	10.8

Selling, general and administrative expenses	100,731	8,447	1,735	(3)	90,549	88,621	2.2
Research and development expenses	16,680	2,693	-		13,987	11,397	22.7
Acquired intangible asset amortization	4,654	-	4,654		-	-	-
In-process research and development	61,571	-	61,571		-	-	-

Operating earnings (loss)	43,247	8,209	(71,123)		106,161	90,113	17.8

Interest income and other	2,157	543	-		1,614	1,516	6.5
Interest expense	(14,574)	(13,996)	-		(578)	(4,131)	(86.0)
Foreign currency loss	(1,874)	-	-		(1,874)	(187)	-

Earnings (loss) before income taxes	28,956	(5,244)	(71,123)		105,323	87,311	20.6

Income taxes (benefit)	31,667	(1,943)	(1,263	) (4)	34,873	29,239	19.3

Net earnings (loss)	$(2,711)	$(3,301)	$(69,860)		$70,450	$58,072	21.3%

Net earnings (loss) per share:
Basic	$(0.04)				$0.98	$0.82	19.5%

Diluted	$(0.04)				$0.98	$0.81	21.0%

Weighted average shares outstanding:
Basic	71,771				71,771	70,802

Diluted	71,771				72,107	71,427

(1) These non-GAAP financial measures do not replace the presentation of our GAAP financial results. See the “Non-GAAP Financial Information” section of this press release for further discussion of our non-GAAP financial information.

(2) The percentage change reflects the percentage variance between the 2008 non-GAAP results, excluding LifeCell operations, purchase accounting and transaction costs, and the 2007 GAAP results.
(3) Includes costs associated with the retention of key LifeCell employees and integration-related professional fees.
(4) The tax adjustment includes the impact of the nondeductible in-process research and development write-off and other tax-related amounts.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (1)
For the Six Months ended June 30,
(in thousands, except per share data)
(unaudited)

	2008
					Excluding
					LifeCell
			Purchase		Operations,
			Accounting		Purchase
			and		Accounting and
		LifeCell	Transaction		Transaction Costs	2007	%
	GAAP	Operations	Costs		(non-GAAP)	GAAP	Change (2)
Revenue:
Rental	$601,188	$-	$-		$601,188	$549,029	9.5%
Sales	280,952	27,603	-		253,349	216,439	17.1

Total revenue	882,140	27,603	-		854,537	765,468	11.6

Rental expenses	360,593	-	-		360,593	335,305	7.5
Cost of sales	85,678	8,254	3,163		74,261	68,847	7.9

Gross profit	435,869	19,349	(3,163)		419,683	361,316	16.2

Selling, general and administrative expenses	196,078	8,447	1,735	(3)	185,896	166,834	11.4
Research and development expenses	31,395	2,693	-		28,702	21,204	35.4
Acquired intangible asset amortization	4,654	-	4,654		-	-	-
In-process research and development	61,571	-	61,571		-	-	-

Operating earnings (loss)	142,171	8,209	(71,123)		205,085	173,278	18.4

Interest income and other	4,162	543	-		3,619	2,880	25.7
Interest expense	(15,702)	(13,996)	-		(1,706)	(8,222)	(79.3)
Foreign currency gain (loss)	513	-	-		513	(452)	-

Earnings (loss) before income taxes	131,144	(5,244)	(71,123)		207,511	167,484	23.9

Income taxes (benefit)	65,900	(1,943)	(1,263	) (4)	69,106	55,856	23.7

Net earnings (loss)	$65,244	$(3,301)	$(69,860)		$138,405	$111,628	24.0%

Net earnings per share:
Basic	$0.91				$1.93	$1.58	22.2%

Diluted	$0.90				$1.92	$1.57	22.3%

Weighted average shares outstanding:
Basic	71,718				71,718	70,576

Diluted	72,141				72,141	71,257

(1) These non-GAAP financial measures do not replace the presentation of our GAAP financial results. See the “Non-GAAP Financial Information” section of this press release for further discussion of our non-GAAP financial information.

(2) The percentage change reflects the percentage variance between the 2008 non-GAAP results, excluding LifeCell operations, purchase accounting and transaction costs, and the 2007 GAAP results.
(3) Includes costs associated with the retention of key LifeCell employees and integration-related professional fees.
(4) The tax adjustment includes the impact of the nondeductible in-process research and development write-off and other tax-related amounts.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$102,598	$265,993
Accounts receivable, net	397,803	356,965
Inventories, net	129,614	50,341
Deferred income taxes	54,556	41,504
Prepaid expenses and other	66,503	31,176

Total current assets	751,074	745,979

Net property, plant and equipment	280,321	228,471
Debt issuance costs, less accumulated amortization of
$2,960 at 2008 and $218 at 2007	60,411	2,456
Deferred income taxes	8,325	8,743
Goodwill	1,335,404	48,897
Other non-current assets, less accumulated amortization of
$15,742 at 2008 and $10,678 at 2007	507,080	23,039

	$2,942,615	$1,057,585

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$57,672	$50,804
Accrued expenses and other	212,716	212,874
Current installments of long-term debt	100,000	-

Total current liabilities	370,388	263,678

Long-term debt, net of current installments	1,590,000	68,000
Non-current tax liabilities	39,620	31,313
Deferred income taxes	160,989	9,921
Other non-current liabilities	7,331	7,653

Total liabilities	2,168,328	380,565

Shareholders' equity:
Common stock; authorized 225,000 at 2008 and 2007,
issued and outstanding 72,569 at 2008 and 72,153 at 2007	73	72
Preferred stock; authorized 50,000 at 2008 and 2007; issued and
outstanding 0 at 2008 and 2007	-	-
Additional paid-in capital	670,598	644,347
Retained earnings (deficit)	58,063	(7,181)
Accumulated other comprehensive income	45,553	39,782

Shareholders' equity	774,287	677,020

	$2,942,615	$1,057,585

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net earnings	$65,244	$111,628
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	49,738	41,839
Provision for bad debt	3,819	3,107
Amortization of deferred gain on sale of headquarters facility	(535)	(535)
Write-off of deferred debt issuance costs	860	292
Share-based compensation expense	12,629	11,278
Excess tax benefit from share-based payment arrangements	(254)	(9,666)
Write-off of in-process research and development	61,571	-
Change in assets and liabilities, net of business acquired:
Increase in accounts receivable, net	(12,137)	(17,975)
Increase in inventories, net	(11,921)	(6,873)
Increase in prepaid expenses and other	(29,256)	(10,066)
Increase (decrease) in deferred income taxes, net	23,810	(12,268)
Decrease in accounts payable	(10,107)	(4,035)
Increase (decrease) in accrued expenses and other	(29,778)	3,223
Increase in tax liabilities, net	4,836	20,586

Net cash provided by operating activities	128,519	130,535

Cash flows from investing activities:
Additions to property, plant and equipment	(43,247)	(28,042)
Increase in inventory to be converted into equipment
for short-term rental	(18,400)	(13,400)
Dispositions of property, plant and equipment	2,251	773
Business acquired in purchase transaction, net of cash acquired	(1,745,969)	-
Purchase of investments	-	(31,000)
Maturities of investments	-	19,000
Increase in other non-current assets	(2,141)	(400)

Net cash used by investing activities	(1,807,506)	(53,069)

Cash flows from financing activities:
Repayments of long-term debt, capital lease and other obligations	(96)	(25,364)
Excess tax benefit from share-based payment arrangements	254	9,666
Proceeds from exercise of stock options	2,330	8,699
Purchase of immature shares for minimum tax withholdings	(819)	(1,872)
Proceeds from purchase of stock in ESPP and other	2,346	2,142
Acquisition financing:
Proceeds from senior credit facility	1,000,000	-
Proceeds from convertible senior notes	690,000	-
Repayment of long-term debt	(68,000)	-
Proceeds from convertible debt warrant	102,458	-
Purchase of convertible debt hedge	(151,110)	-
Payment of debt issuance costs	(60,697)	-

Net cash provided (used) by financing activities	1,516,666	(6,729)

Effect of exchange rate changes on cash and cash equivalents	(1,074)	2,155

Net increase (decrease) in cash and cash equivalents	(163,395)	72,892
Cash and cash equivalents, beginning of period	265,993	107,146

Cash and cash equivalents, end of period	$102,598	$180,038

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended June 30,
			Variance
	2008	2007 (1)		$	%
Total Revenue:
V.A.C.
Rental	$234,464	$216,740	$17,724		8.2%
Sales	118,780	100,567	18,213		18.1

Total V.A.C.	353,244	317,307	35,937		11.3

Therapeutic Support Systems
Rental	68,885	66,605	2,280		3.4
Sales	12,392	12,740	(348)		(2.7)

Total Therapeutic Support Systems	81,277	79,345	1,932		2.4

LifeCell sales	27,603	-	27,603		-

Total rental revenue	303,349	283,345	20,004		7.1
Total sales revenue	158,775	113,307	45,468		40.1

Total Revenue	$462,124	$396,652	$65,472		16.5%

North America Revenue:
V.A.C.
Rental	$189,338	$181,987	$7,351		4.0%
Sales	72,359	65,288	7,071		10.8

Total V.A.C.	261,697	247,275	14,422		5.8

Therapeutic Support Systems
Rental	46,017	47,645	(1,628)		(3.4)
Sales	7,365	8,347	(982)		(11.8)

Total Therapeutic Support Systems	53,382	55,992	(2,610)		(4.7)

LifeCell sales	27,603	-	27,603		-

Total North America rental	235,355	229,632	5,723		2.5
Total North America sales	107,327	73,635	33,692		45.8

Total – North America Revenue	$342,682	$303,267	$39,415		13.0%

EMEA/APAC Revenue:
V.A.C.
Rental	$45,126	$34,753	$10,373		29.8%
Sales	46,421	35,279	11,142		31.6

Total V.A.C.	91,547	70,032	21,515		30.7

Therapeutic Support Systems
Rental	22,868	18,960	3,908		20.6
Sales	5,027	4,393	634		14.4

Total Therapeutic Support Systems	27,895	23,353	4,542		19.4

Total EMEA/APAC rental	67,994	53,713	14,281		26.6
Total EMEA/APAC sales	51,448	39,672	11,776		29.7

Total – EMEA/APAC Revenue	$119,442	$93,385	$26,057		27.9%

(1) Prior year amounts have been reclassified to conform to our current year presentation.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Six months ended June 30,
			Variance
	2008	2007 (1)		$	%
Total Revenue:
V.A.C.
Rental	$456,561	$415,599	$40,962		9.9%
Sales	229,647	190,271	39,376		20.7

Total V.A.C.	686,208	605,870	80,338		13.3

Therapeutic Support Systems
Rental	144,627	133,430	11,197		8.4
Sales	23,702	26,168	(2,466)		(9.4)

Total Therapeutic Support Systems	168,329	159,598	8,731		5.5

LifeCell sales	27,603	-	27,603		-

Total rental revenue	601,188	549,029	52,159		9.5
Total sales revenue	280,952	216,439	64,513		29.8

Total Revenue	$882,140	$765,468	$116,672		15.2%

North America Revenue:
V.A.C.
Rental	$370,183	$350,075	$20,108		5.7%
Sales	141,736	124,137	17,599		14.2

Total V.A.C.	511,919	474,212	37,707		8.0

Therapeutic Support Systems
Rental	98,323	96,141	2,182		2.3
Sales	14,300	16,556	(2,256)		(13.6)

Total Therapeutic Support Systems	112,623	112,697	(74)		(0.1)

LifeCell sales	27,603	-	27,603		-

Total North America rental	468,506	446,216	22,290		5.0
Total North America sales	183,639	140,693	42,946		30.5

Total – North America Revenue	$652,145	$586,909	$65,236		11.1%

EMEA/APAC Revenue:
V.A.C.
Rental	$86,378	$65,524	$20,854		31.8%
Sales	87,911	66,134	21,777		32.9

Total V.A.C.	174,289	131,658	42,631		32.4

Therapeutic Support Systems
Rental	46,304	37,289	9,015		24.2
Sales	9,402	9,612	(210)		(2.2)

Total Therapeutic Support Systems	55,706	46,901	8,805		18.8

Total EMEA/APAC rental	132,682	102,813	29,869		29.1
Total EMEA/APAC sales	97,313	75,746	21,567		28.5

Total – EMEA/APAC Revenue	$229,995	$178,559	$51,436		28.8%

(1) Prior year amounts have been reclassified to conform to our current year presentation.